Exhibit 99.1

PDL Community Bancorp Announces 2020 Third Quarter Results

New York (November 2, 2020): PDL Community Bancorp (the “Company”) (NASDAQ: PDLB), the financial holding company for Ponce Bank (the “Bank”) and Mortgage World Bankers, Inc. (“Mortgage World”), reported net income of $4.0 million, or $0.24 per basic and diluted share, for the third quarter of 2020, compared to a net loss of ($571,000), or ($0.03) per basic and diluted share, for the prior quarter and net income of $709,000, or $0.04 per basic and diluted share, for the third quarter of 2019.

Ponce Bank is a federal stock savings association with 13 branches in the New York City metropolitan area, including one in Union City, New Jersey. The Bank is designated a Minority Depository Institution, a Community Development Financial Institution and a certified U.S. Small Business Administration lender. Mortgage World is a licensed mortgage lender in five states. As a Federal Housing Administration (“FHA”) approved Title II lender, Mortgage World originates and sells to investors single family loans that are guaranteed by the FHA, as well as conventional mortgages.

The Company’s net income for the nine months ended September 30, 2020 was $2.2 million, or $0.13 per basic and diluted share, compared to net income of $2.3 million, or $0.13 per basic and diluted share, for the nine months ended September 30, 2019. This represented a decrease in net income of (4.4%).

Carlos P. Naudon, the Company’s President and CEO, noted “2020 continues to be a year of investing – in the safety of our people and the future of our organization and our communities – with the clear goal of enhancing stakeholder values. Much of this investment consists of one-time, non-recurring expenditures. Although COVID-19 pandemic constrained us, we were able to grow our Company to $1.3 billion in assets, and continue our key investments: the implementation of GPS, our Salesforce based CRM, spending $1.3 million in one-time costs; meeting the needs of Ponce Bankers by incurring non-recurring costs of $852,000 to maintain their jobs, temporarily enhance their benefits and protect them from COVID-19 pandemic; advancing our ability to operate electronically, without paper, by investing $982,000 in electronic imaging; and, in addition to the foregoing non-recurring expenses, protecting our asset quality by increasing ALLL by $2.0 million in response to plausible COVID-19 pandemic repercussions. We were able to offset the combined one-time expenses and the increase in ALLL of $5.1 million with the $4.4 million gain recognized from the sale of the real property associated with a former branch, as we further unlock the hidden values in our assets.”

Steven A. Tsavaris, the Company’s Executive Chairman, added “the closing of the Company’s $1.8 million acquisition of Mortgage World in July and its contribution to our earnings of $599,000 in third quarter of 2020 reflects the Company’s potential quick payback, although the results do not reflect the expected integration of the Bank’s and Mortgage World’s operations and sales capabilities. We are pleased to continue to build shareholders’ value by repurchasing shares. As of October 28, 2020 a total of 360,184 shares have been repurchased in 2020.”

Net Income (Loss)

Net income for the three months ended September 30, 2020 was $4.0 million, compared to $571,000 net loss for the three months ended June 30, 2020. The increase in net income reflects a $6.7 million increase in non-interest income, mainly as a result of a $4.4 million gain recognized from the sale of real property, a $1.2 million, or 9.8%, increase in interest and dividend income, a $120,000, or 4.2%, decrease in interest expense, offset by a $1.9 million, or 18.1%, increase in non-interest expense, a $1.2 million increase in provision for income taxes and a $349,000, increase in provision for loan losses.

Net income for the quarter ended September 30, 2020 was $4.0 million, compared to $709,000 in net income for the third quarter of 2019. The increase in net income reflects a $6.7 million increase in non-interest income, mainly as a result of a $4.4 million gain recognized from the sale of real property, a $650,000, or 5.0%, increase in interest and dividend income and a $436,000, or 13.7%, decrease in interest expense, offset by a $3.0 million, or 32.1%, increase in non-interest expense, a $860,000, increase in provision for income taxes and a $606,000 increase in provision for loan losses.

Net income for the nine months ended September 30, 2020 was $2.2 million, compared to $2.3 million in net income for the nine months ended September 30, 2019. The change in net income reflects a $6.4 million, or 318.6%, increase in non-interest income, mainly as a result of a $4.4 million gain on the sale of real property, a $1.3 million, or 3.4%, increase in interest and dividend income, a $448,000, or 4.9%, decrease in interest expense and a $69,000, decrease in provision for income taxes, offset by a $6.5 million, or 23.8%, increase in non-interest expense and a $1.9 million increase in provision for loan losses in response to the COVID-19 pandemic.

Net Interest Margin

Net interest margin increased by 20 basis points to 3.65% for the three months ended September 30, 2020 from 3.45% for the three months ended June 30, 2020, while the net interest rate spread increased by 20 basis points to 3.33% from 3.13% for the same periods. Average interest-earning assets increased by $73.9 million, or 6.7%, mainly as a result of $85.1 million in average outstanding PPP loans, to $1.2 billion for the three months ended September 30, 2020 from $1.1billion for the three months ended June 30, 2020. The average yield on interest-earning assets increased by 8 basis points to 4.57% from 4.49%, for the same periods. Average interest-bearing liabilities increased by $32.1 million, or 3.8%, to $881.0 million for the three months ended September 30, 2020 from $848.9 million for the three months ended June 30, 2020. The average rate on interest-bearing liabilities decreased by 12 basis points to 1.24% from 1.36% for the same periods.

Net interest margin decreased by 18 basis points to 3.65% for the three months ended September 30, 2020 from 3.83% for the three months ended September 30, 2019, while the net interest rate spread decreased by 11 basis points to 3.33% from 3.44% for the same periods. Average interest-earning assets increased by $172.7 million, or 17.1%, mainly as a result of $85.1 million in average outstanding PPP loans, to $1.2 billion, for the three months ended September 30, 2020 from $1.0 billion for the three months ended September 30, 2019. The average yield on interest-earning assets decreased by 51 basis points to 4.57% from 5.08%, for the same periods. Average interest-bearing liabilities increased by $111.5 million, or 14.5%, to $881.0 million, for the three months ended September 30, 2020 from $769.4 million for the three months ended September 30, 2019. The average rate on interest-bearing liabilities decreased by 40 basis points to 1.24% from 1.64% for the same periods.

Non-interest Income

Total non-interest income increased $6.7 million to $7.3 million for the three months ended September 30, 2020 from $574,000 for the three months ended June 30, 2020. The increase in non-interest income for the three months ended September 30, 2020 compared to the three months ended June 30, 2020 was due to a $4.4 million gain on the sale of real property, combined with $2.2 million in gain on sale of mortgage loans, loan origination fees, brokerage commissions and other non-interest income attributable to Mortgage World. Other increases in non-interest income were $132,000 in late and prepayment charges related to mortgage loans and $91,000 in service charges and fees. The increase in non-interest income was offset by a decrease of $23,000 in other non-interest income.

Total non-interest income increased $6.7 million to $7.3 million for the three months ended September 30, 2020 from $579,000 for the three months ended September 30, 2019. The increase in non-interest income for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 was due to a $4.4 million gain on the sale of real property, combined with $2.2 million in gain on sale of mortgage loans, loan origination fees, brokerage commissions and other non-interest income attributable to Mortgage World. The increase in non-interest income was slightly offset by a decrease of $16,000 in late and prepayment charges related to mortgage loans and service charges and fees.

Non-interest Expense

Total non-interest expense increased $1.9 million, or 18.1%, to $12.3 million for the three months ended September 30, 2020, compared to $10.4 million for the three months ended June 30, 2020. The increase in non-interest expense was primarily attributable to an increase of $909,000 in compensation and benefits expense, of which $817,000 was attributable to Mortgage World. Other increases in non-interest expense were $307,000 in occupancy and equipment expense due to new software licenses and security services, $238,000 in direct loan expenses, $217,000 in professional fees, $100,000 in data processing expenses as a result of system enhancements and implementation charges related to new software upgrades, $74,000 in office supplies, telephone and postage, $62,000 in other operating expenses mainly due to employment agency fees and $10,000 in insurance and surety bond premiums. The increase in non-interest expense was offset by decreases of $18,000 in marketing and promotional expenses and $7,000 in regulatory dues. The increase of $217,000 in professional fees was mainly attributable to an increase in consulting fees of $288,000 and an increase in legal fees of $81,000, offset by a decrease in professional services of $134,000 related to the document imaging project adopted in late 2019. Included in non-interest expense for the three months ended September 30, 2020 is $330,000 of additional expenses incurred as a result of the COVID-19 pandemic.

Total non-interest expense increased $3.0 million, or 32.1%, to $12.3 million for the three months ended September 30, 2020, compared to $9.3 million for the three months ended September 30, 2019. The increase in non-interest expense was primarily attributable to an increase of $887,000 in compensation and benefits expense, of which $817,000 was attributable to Mortgage World. Other increases in non-interest expenses were $641,000 in occupancy and equipment expense due to new software licenses and security services, $597,000 in professional fees, $259,000 in other operating expenses mainly due to employment agency fees, $254,000 in direct loan expenses, $198,000 in data processing expenses as a result of system enhancements and implementation charges related to new software upgrades, $105,000 in office supplies, telephone and postage and $81,000 in marketing and promotional expenses, offset by decreases of $21,000 in regulatory dues and $8,000 in insurance and surety bond premiums. The increase of $597,000 in professional fees was mainly attributable to increases in consulting fees of $434,000 and professional services of $50,000 related to the document imaging project adopted in late 2019. Included in non-interest expense for the three months ended September 30, 2020 is $330,000 of additional expenses incurred as a result of the COVID-19 pandemic. Excluding $1.6 million in non-interest expense related to Mortgage World, total non-interest expense increased $1.4 million, or 15.4%, to $10.8 million for the three months ended September 30, 2020 compared to the three months ended September 30, 2019.

Asset Quality

Total non-performing assets were $11.0 million, or 0.86% of total assets, at September 30, 2020, a decrease of $597,000 from $11.6 million, or 0.95% of total assets, at June 30, 2020 and a decrease of $620,000 from $11.6 million, or 1.10% of total assets, at December 31, 2019. Comparing non-performing assets at September 30, 2020 to June 30, 2020, total non-accruals inclusive of troubled debt restructured (“TDR”) loans related to nonresidential loans decreased by $526,000 and 1-4 family residential loans decreased by $281,000. Comparing nonperforming assets at September 30, 2020 to December 31, 2019, total non-accruals inclusive of TDR loans related to nonresidential loans increased by $284,000, offset by a decrease in construction and land loans of $1.1 million.

The Company continues to assess the economic impact of the COVID-19 pandemic on borrowers and believes that it is likely that the pandemic will be a detriment to their ability to repay in the short-term and that the likelihood of long-term detrimental effects will depend significantly on the resumption of normalized economic activities, a factor not yet determinable. The allowance for loan losses was $14.4 million, or 1.28% of total loans (total loans include $86.2 million of PPP loans) at September 30, 2020, compared to $13.8 million, or 1.27% of total loans, at June 30, 2020 and $12.3 million, or 1.28% of total loans, at December 31, 2019. Excluding PPP loans, the allowance for loan losses was 1.39% of total loans at September 30, 2020 and 1.38% of total loans at June 30, 2020. Net recoveries totaled $1,000 for the quarter ended September 30, 2020, $6,000 for the quarter ended June 30, 2020 and $74,000 for the quarter ended December 31, 2019.

Through October 20, 2020, 419 loans aggregating $381.7 million had requested forbearance primarily consisting of the deferral of principal, interest, and escrow payments for a period of three months. Of those 419 loans, 323 loans aggregating $290.7 million are no longer in deferment and are now performing. Of the 419 loans, 96 in the amount of $91.0 million remained in deferment. Of the 96 loans in deferment, 92 loans in the amount of $87.1 million are in renewed forbearance and four loans in the amount of $3.9 million are in their original forbearance. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance. Forbearance periods currently do not extend into 2021. The Company actively monitors the business activities of borrowers in forbearance and seeks to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period. The initial and extended forbearances are short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies.

Balance Sheet

Total assets increased $223.6 million, or 21.2%, to $1.3 billion at September 30, 2020 from $1.1 billion at December 31, 2019. The increase in total assets is mainly attributable to increases in net loans receivable and mortgage loans held for sale at fair value of $165.3 million, of which $86.2 million related to PPP loans, cash and cash equivalents of $48.4 million, other assets of $8.2 million, accrued interest receivable of $6.0 million, investments in other banks of $2.7 million and FHLBNY stock of $679,000, offset by decreases in available-for-sale securities of $7.0 million, $633,000 in net premises and equipment and deferred taxes of $138,000.

Cash and cash equivalents increased $48.4 million, or 174.9%, to $76.1 million at September 30, 2020, compared to $27.7 million at December 31, 2019. The increase in cash and cash equivalents was primarily the result of increases of $191.2 million in net deposits, of which $41.9 million is related to net PPP funding, $17.3 million from maturities and calls of available-for-sale securities, $12.9 million in net advances from FHLBNY and $4.7 million proceeds from the sale of real property. The increase in cash and cash equivalents was offset by increases of $165.3 million in net loans receivable and mortgage loans held for sale at fair value, of which $86.2 million related to PPP loans, $10.1 million in purchases of available-for-sale securities and the $1.8 million purchase price related to the acquisition of Mortgage World.

Net loans receivable at September 30, 2020 increased $153.2 million, or 16.0%, to $1.1 billion from $ 955.7 million at December 31, 2019. The increase was primarily due to increases of $85.8 million, or 789.0%, in business loans, of which $86.2 million related to PPP loans, $34.5 million, or 13.8%, in multifamily residential loans, $16.6 million, or 4.2%, in 1-4 family residential loans, $10.5 million, or 5.1%, in nonresidential properties loans, $8.6 million, or 696.6%, in consumer loans and $412,000, or 0.4%, in construction and land loans. The increase in net loans receivable was offset by a decrease of $1.2 million, or 60.1%, in net deferred loan origination costs. The increase in the allowance for losses on loans of $2.1 million, substantially related to the COVID-19 pandemic, also decreased net loans receivable.

Total deposits increased $191.2 million, or 24.4%, to $973.2 million at September 30, 2020 from $782.0 million at December 31, 2019. The increase in deposits was mainly attributable to increases of $124.7 million, or 44.1%, in NOW, money market, reciprocal deposits and savings accounts, $76.8 million, or 70.1%, in demand deposits, of which $41.9 million is related to net PPP funding, offset by a decrease of $10.3 million, or 2.7%, in total certificates of deposit, which includes brokered certificates of deposit and listing service deposits. The $124.7 million increase in NOW, money market, reciprocal deposits and savings accounts was mainly attributable to increases of $62.2 million, or 71.7%, in money market accounts, $60.7 million, or 127.4%, in reciprocal deposits and a $5.1 million, or 4.4%, in savings accounts, offset by a decrease of $3.2 million, or 9.9%, in NOW/IOLA accounts.

Net advances from the FHLBNY increased $12.9 million, or 12.3%, to $117.3 million at September 30, 2020 from $104.4 million at December 31, 2019. The net increase in FHLBNY advances has a weighted average rate of 0.9%.

Total stockholders’ equity remained substantially the same, $158.4 million at September 30, 2020 and December 31, 2019. The $28,000 decrease in stockholders’ equity was mainly attributable to $3.8 million in stock repurchases, offset by increases of $2.2 million in net income, $1.0 million related to restricted stock units and stock options, $353,000 related to the Company’s Employee Stock Ownership Plan and $148,000 related to unrealized gains on available-for-sale securities.

The Company adopted a share repurchase program effective March 25, 2019 which expired on September 24, 2019. Under the repurchase program, the Company was permitted to repurchase up to 923,151 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. On November 13, 2019, the Company adopted a second share repurchase program. Under this second program, the Company was permitted to repurchase up to 878,835 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s share second repurchase program was terminated on March 27, 2020. On June 1, 2020, the Company adopted a third share repurchase program. Under this third program, the Company is permitted to repurchase up to 864,987 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The repurchase program may be suspended or terminated at any time without prior notice, and it will expire no later than November 30, 2020.

As of September 30, 2020, the Company had repurchased a total of 1,436,814 shares under the repurchase programs at a weighted average price of $13.62 per share, of which 1,346,679 are reported as treasury stock. Of the 1,436,814 shares repurchased, 90,135 shares have been granted to directors and executive officers under the Company’s 2018 Long-Term Incentive Plan pursuant to restricted stock units which vested on December 4, 2019.

About PDL Community Bancorp

PDL Community Bancorp is the financial holding company for Ponce Bank and Mortgage World Bankers, Inc. Ponce Bank is a Minority Depository Institution, a Community Development Financial Institution, and a certified Small Business Administration lender. The Bank’s business primarily consists of taking deposits from the general public and to a lesser extent alternative funding sources and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans, consisting of 1-4 family residences (investor-owned and owner-occupied), multifamily residences, nonresidential properties and construction and land, and, to a lesser extent, in business and consumer loans. The Bank also invests in securities, which consist of U.S. Government and federal agency securities and securities issued by government-sponsored or government-owned enterprises, as well as, mortgage-backed securities, corporate bonds and obligations, and Federal Home Loan Bank stock. Mortgage World Bankers, Inc. is a licensed mortgage lender in five states. As a Federal Housing Administration (“FHA”)-approved Title II lender, Mortgage World Bankers, Inc. originates and sells to investors single family mortgage loans guaranteed by the FHA, as well as conventional mortgages.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; the anticipated impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation; changes in the value of securities in the Company’s investment portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; changes in government regulation; changes in accounting standards and practices; the risk that intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the prospectus and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, PDL Community Bancorp’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as may be required by applicable law or regulation.

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands, except for share data)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
ASSETS
Cash and due from banks:
Cash	$14,302	$15,875	$13,165	$6,762	$6,425
Interest-bearing deposits in banks	61,790	60,756	90,795	20,915	40,965
Total cash and cash equivalents	76,092	76,631	103,960	27,677	47,390
Available-for-sale securities, at fair value	14,512	13,800	19,140	21,504	51,966
Investments in other banks	2,739	—	—	—	—
Mortgage loans held for sale, at fair value	13,100	1,030	1,030	1,030	—
Loans receivable, net	1,108,956	1,072,417	972,979	955,737	948,548
Accrued interest receivable	9,995	7,677	4,198	3,982	3,893
Premises and equipment, net	32,113	32,102	32,480	32,746	32,805
Federal Home Loan Bank of New York stock (FHLBNY), at cost	6,414	6,422	7,889	5,735	8,659
Deferred tax assets	3,586	4,328	4,140	3,724	3,925
Other assets	9,844	5,824	5,127	1,621	2,802
Total assets	$1,277,351	$1,220,231	$1,150,943	$1,053,756	$1,099,988
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$973,244	$936,219	$829,741	$782,043	$757,845
Accrued interest payable	58	48	86	97	81
Advance payments by borrowers for taxes and insurance	7,739	6,007	8,295	6,348	7,780
Advances from the Federal Home Loan Bank of New York and others	117,283	117,284	152,284	104,404	169,404
Warehouse lines of credit	9,065	—	—	—	—
Mortgage loan fundings payable	1,457	—	—	—	—
Other liabilities	10,131	5,674	4,794	2,462	4,324
Total liabilities	1,118,977	1,065,232	995,200	895,354	939,434
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized	—	—	—	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized	185	185	185	185	185
Treasury stock, at cost	(18,281)	(17,172)	(16,490)	(14,478)	(12,663)
Additional paid-in-capital	85,817	85,481	85,132	84,777	85,750
Retained earnings	95,913	91,904	92,475	93,688	101,140
Accumulated other comprehensive income (loss)	168	150	110	20	(7,947)
Unearned compensation ─ ESOP	(5,428)	(5,549)	(5,669)	(5,790)	(5,911)
Total stockholders' equity	158,374	154,999	155,743	158,402	160,554
Total liabilities and stockholders' equity	$1,277,351	$1,220,231	$1,150,943	$1,053,756	$1,099,988

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	For the Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Interest and dividend income:
Interest on loans receivable	$13,375	$12,162	$12,782	$12,488	$12,663
Interest on deposits due from banks	5	3	66	73	117
Interest and dividend on available-for-sale securities and FHLBNY stock	223	228	182	181	173
Total interest and dividend income	13,603	12,393	13,030	12,742	12,953
Interest expense:
Interest on certificates of deposit	1,597	1,730	1,827	1,921	1,896
Interest on other deposits	500	534	692	616	759
Interest on borrowings	655	608	587	643	533
Total interest expense	2,752	2,872	3,106	3,180	3,188
Net interest income	10,851	9,521	9,924	9,562	9,765
Provision for loan losses	620	271	1,146	95	14
Net interest income after provision for loan losses	10,231	9,250	8,778	9,467	9,751
Non-interest income:
Service charges and fees	236	145	248	266	247
Brokerage commissions	447	22	50	43	36
Late and prepayment charges	145	13	119	204	150
Gain on sale of mortgage loans	1,372	—	—	—	—
Loan origination	269	—	—	—	—
Gain on sale of real property	4,412	—	—	—	—
Other	371	394	205	152	146
Total non-interest income	7,252	574	622	665	579
Non-interest expense:
Compensation and benefits	5,554	4,645	5,008	4,726	4,667
Loss on termination of pension plan	—	—	—	9,930	—
Occupancy and equipment	2,584	2,277	2,017	2,026	1,943
Data processing expenses	596	496	467	394	398
Direct loan expenses	437	199	212	171	183
Insurance and surety bond premiums	138	128	121	102	146
Office supplies, telephone and postage	386	312	316	316	281
Professional fees	1,553	1,336	1,627	1,038	956
Marketing and promotional expenses	127	145	234	39	46
Directors fees	69	69	69	69	69
Regulatory dues	49	56	46	58	70
Other operating expenses	834	772	705	606	575
Total non-interest expense	12,327	10,435	10,822	19,475	9,334
Income (loss) before income taxes	5,156	(611)	(1,422)	(9,343)	996
Provision (benefit) for income taxes	1,147	(40)	(209)	(1,891)	287
Net income (loss)	$4,009	$(571)	$(1,213)	$(7,452)	$709
Earnings (loss) per share:
Basic	$0.24	$(0.03)	$(0.07)	$(0.43)	$0.04
Diluted	$0.24	$(0.03)	$(0.07)	$(0.43)	$0.04

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	For the Nine Months Ended September 30,
	2020	2019	Variance $	Variance %
Interest and dividend income:
Interest on loans receivable	$38,319	$36,818	$1,501	4.08%
Interest on deposits due from banks	74	498	(424)	(85.14%)
Interest and dividend on available-for-sale securities and FHLBNY stock	633	433	200	46.19%
Total interest and dividend income	39,026	37,749	1,277	3.38%
Interest expense:
Interest on certificates of deposit	5,154	5,756	(602)	(10.46%)
Interest on other deposits	1,726	2,211	(485)	(21.94%)
Interest on borrowings	1,850	1,211	639	52.77%
Total interest expense	8,730	9,178	(448)	(4.88%)
Net interest income	30,296	28,571	1,725	6.04%
Provision for loan losses	2,037	163	1,874	*
Net interest income after provision for loan losses	28,259	28,408	(149)	(0.52%)
Non-interest income:
Service charges and fees	629	705	(76)	(10.78%)
Brokerage commissions	519	169	350	207.10%
Late and prepayment charges	277	551	(274)	(49.73%)
Gain on sale of mortgage loans	1,372	—	1,372	—%
Loan origination	269	—	269	—%
Gain on sale of real property	4,412	—	4,412	—%
Other	970	593	377	63.58%
Total non-interest income	8,448	2,018	6,430	318.63%
Non-interest expense:
Compensation and benefits	15,207	14,157	1,050	7.42%
Occupancy and equipment	6,878	5,586	1,292	23.13%
Data processing expenses	1,559	1,182	377	31.90%
Direct loan expenses	848	521	327	62.76%
Insurance and surety bond premiums	387	312	75	24.04%
Office supplies, telephone and postage	1,014	869	145	16.69%
Professional fees	4,516	2,199	2,317	105.37%
Marketing and promotional expenses	506	119	387	325.21%
Directors fees	207	225	(18)	(8.00%)
Regulatory dues	151	173	(22)	(12.72%)
Other operating expenses	2,311	1,789	522	29.18%
Total non-interest expense	33,584	27,132	6,452	23.78%
Income before income taxes	3,123	3,294	(171)	(5.19%)
Provision for income taxes	898	967	(69)	(7.14%)
Net income	$2,225	$2,327	$(102)	(4.38%)
Earnings per share:
Basic	$0.13	$0.13	$—	—%
Diluted	$0.13	$0.13	$—	—%

*Indicates more than 500%.

PDL Community Bancorp and Subsidiaries

Key Metrics

	At or for the Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Performance Ratios:
Return on average assets	1.28%	(0.20%)	(0.46%)	(2.79%)	0.27%
Return on average equity	9.95%	(1.47%)	(3.07%)	(18.24%)	1.71%
Net interest rate spread (1)	3.33%	3.13%	3.51%	3.34%	3.44%
Net interest margin (2)	3.65%	3.45%	3.87%	3.71%	3.83%
Non-interest expense to average assets	3.95%	3.57%	4.07%	7.30%	3.54%
Efficiency ratio (3)	68.09%	103.37%	102.62%	190.43%	90.24%
Average interest-earning assets to average interest- bearing liabilities	134.35%	130.72%	129.16%	130.64%	131.38%
Average equity to average assets	12.90%	13.30%	14.85%	15.32%	15.71%
Capital Ratios:
Total capital to risk weighted assets (bank only)	16.93%	17.52%	17.84%	18.62%	19.29%
Tier 1 capital to risk weighted assets (bank only)	15.68%	16.26%	16.59%	17.36%	18.03%
Common equity Tier 1 capital to risk-weighted assets (bank only)	15.68%	16.26%	16.59%	17.36%	18.03%
Tier 1 capital to average assets (bank only)	11.46%	11.63%	12.76%	12.92%	13.62%
Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.28%	1.27%	1.37%	1.28%	1.27%
Allowance for loan losses as a percentage of nonperforming loans	131.00%	118.89%	138.47%	106.30%	117.72%
Net (charge-offs) recoveries to average outstanding loans	0.00%	0.01%	0.00%	0.03%	(0.15%)
Non-performing loans as a percentage of total loans	0.98%	1.08%	1.00%	1.20%	1.09%
Non-performing loans as a percentage of total assets	0.86%	0.95%	0.85%	1.10%	0.94%
Total non-performing assets as a percentage of total assets	0.86%	0.95%	0.85%	1.10%	0.94%
Total non-performing assets, accruing loans past due 90 days or more, and accruing troubled debt restructured loans as a percentage of total assets	1.36%	1.51%	1.49%	1.92%	1.73%
Other:
Number of offices (4)	20	14	14	14	14
Number of full-time equivalent employees (5)	230	179	184	183	187

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Number of offices at September 30, 2020 included 6 offices due to acquisition of Mortgage World.
(5)	Number of full-time equivalent employees at September 30, 2020 included 44 employees due to acquisition of Mortgage World.

Key metrics calculated on income statement items were annualized where appropriate.

PDL Community Bancorp and Subsidiaries

Loan Portfolio

	As of
	September 30,		June 30,		March 31,		December 31,		September 30,
	2020		2020		2020		2019		2019
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
1-4 family residential
Investor Owned	$320,438	28.55%	$317,055	29.25%	$308,206	31.31%	$305,272	31.60%	$309,065	32.23%
Owner-Occupied	93,340	8.31%	91,345	8.43%	93,887	9.54%	91,943	9.52%	90,843	9.47%
Multifamily residential	284,775	25.37%	274,641	25.34%	259,326	26.35%	250,239	25.90%	244,644	25.51%
Nonresidential properties	217,771	19.40%	209,068	19.29%	210,225	21.36%	207,225	21.45%	195,952	20.43%
Construction and land	99,721	8.89%	96,841	8.93%	100,202	10.18%	99,309	10.28%	106,124	11.07%
Total mortgage loans	1,016,045	90.52%	988,950	91.24%	971,846	98.74%	953,988	98.75%	946,628	98.72%
Non-mortgage loans:
Business loans (1)	96,700	8.61%	93,394	8.62%	11,183	1.13%	10,877	1.12%	11,040	1.15%
Consumer loans	9,806	0.87%	1,578	0.14%	1,288	0.13%	1,231	0.13%	1,252	0.13%
Total non-mortgage loans	106,506	9.48%	94,972	8.76%	12,471	1.26%	12,108	1.25%	12,292	1.28%
Total loans, gross	1,122,551	100.00%	1,083,922	100.00%	984,317	100.00%	966,096	100.00%	958,920	100.00%

Net deferred loan origination costs	786		2,256		2,146		1,970		1,788
Allowance for losses on loans	(14,381)		(13,761)		(13,484)		(12,329)		(12,160)

Loans, net	$1,108,956		$1,072,417		$972,979		$955,737		$948,548
(1)	As of September 30, 2020, business loans include $86.2 million of PPP loans.

PDL Community Bancorp and Subsidiaries

Deposits

	As of
	September 30,		June 30,		March 31,		December 31,		September 30,
	2020		2020		2020		2019		2019
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Demand	$186,328	19.15%	$192,429	20.55%	$110,801	13.35%	$109,548	14.01%	$104,181	13.75%
Interest-bearing deposits:
NOW/IOLA accounts	29,618	3.04%	26,477	2.83%	31,586	3.81%	32,866	4.20%	28,600	3.77%
Money market accounts	148,877	15.30%	125,631	13.42%	121,629	14.66%	86,721	11.09%	98,707	13.02%
Reciprocal deposits	108,367	11.13%	96,915	10.35%	62,384	7.52%	47,659	6.09%	42,292	5.58%
Savings accounts	120,883	12.42%	119,277	12.74%	112,318	13.53%	115,751	14.80%	115,402	15.23%
Total NOW, money market, reciprocal and savings accounts	407,745	41.89%	368,300	39.34%	327,917	39.52%	282,997	36.18%	285,001	37.60%
Certificates of deposit of $250K or more	80,403	8.26%	81,786	8.74%	81,486	9.82%	84,263	10.77%	86,498	11.41%
Brokered certificates of deposit	55,878	5.74%	55,878	5.97%	51,661	6.23%	76,797	9.82%	58,570	7.73%
Listing service deposits	49,342	5.07%	54,370	5.81%	55,842	6.73%	32,400	4.14%	22,458	2.96%
Certificates of deposit less than $250K	193,548	19.89%	183,456	19.59%	202,034	24.35%	196,038	25.08%	201,137	26.55%
Total certificates of deposit	379,171	38.96%	375,490	40.11%	391,023	47.13%	389,498	49.81%	368,663	48.65%
Total interest-bearing deposits	786,916	80.85%	743,790	79.45%	718,940	86.65%	672,495	85.99%	653,664	86.25%
Total deposits	$973,244	100.00%	$936,219	100.00%	$829,741	100.00%	$782,043	100.00%	$757,845	100.00%

(1)	As of September 30, 2020, included in demand deposits are $41.9 million related to net PPP funding.

PDL Community Bancorp and Subsidiaries

Nonperforming Assets

	For the Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
	(Dollars in thousands)
Non-accrual loans:
Mortgage loans:
1-4 family residential
Investor owned	$2,750	$2,767	$2,327	$2,312	$1,281
Owner occupied	1,075	1,327	1,069	1,009	1,052
Multifamily residential	210		—	—	—
Nonresidential properties	3,830	4,355	3,228	3,555	3,099
Construction and land	—	—	—	1,118	1,292
Non-mortgage loans:
Business	—	—	—	—	—
Consumer	—	—	—	—	—
Total non-accrual loans (not including non-accruing troubled debt restructured loans)	$7,865	$8,449	$6,624	$7,994	$6,724

Non-accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residential
Investor owned	$267	$272	$276	$467	$471
Owner occupied	2,191	2,198	2,185	2,491	2,488
Multifamily residential	—	—	—	—	—
Nonresidential properties	655	656	653	646	647
Construction and land	—	—	—	—	—
Non-mortgage loans:
Business	—	—	—	—	—
Consumer	—	—	—	—	—
Total non-accruing troubled debt restructured loans	3,113	3,126	3,114	3,604	3,606
Total non-accrual loans	$10,978	$11,575	$9,738	$11,598	$10,330
Total non-performing assets	$10,978	$11,575	$9,738	$11,598	$10,330

Accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residential
Investor owned	$3,396	$3,730	$3,730	$5,191	$5,226
Owner occupied	2,177	2,348	2,359	2,090	2,114
Multifamily residential	—	—	—	—	—
Nonresidential properties	759	762	1,300	1,306	1,317
Construction and land	—	—	—	—	—
Non-mortgage loans:
Business	—	—	—	14	35
Consumer	—	—	—	—	—
Total accruing troubled debt restructured loans	$6,332	$6,840	$7,389	$8,601	$8,692
Total non-performing assets and accruing troubled debt restructured loans	$17,310	$18,415	$17,127	$20,199	$19,022
Total non-performing loans to total loans	0.98%	1.08%	1.00%	1.20%	1.09%
Total non-performing assets to total assets	0.86%	0.95%	0.85%	1.10%	0.94%
Total non-performing assets and accruing troubled debt restructured loans to total assets	1.36%	1.51%	1.49%	1.92%	1.73%

PDL Community Bancorp and Subsidiaries

Average Balance Sheets

	For the Three Months Ended September 30,
	2020			2019
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (1)	Balance	Interest	Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,109,799	$13,375	4.79%	$957,987	$12,663	5.24%
Available-for-sale securities	13,741	132	3.81%	22,415	81	1.43%
Other (3)	60,068	96	0.64%	30,460	209	2.72%
Total interest-earning assets	1,183,608	13,603	4.57%	1,010,862	12,953	5.08%
Non-interest-earning assets	58,493			35,840
Total assets	$1,242,101			$1,046,702
Interest-bearing liabilities:
NOW/IOLA	$29,687	$40	0.54%	$28,183	$35	0.49%
Money market	224,339	422	0.75%	144,666	685	1.88%
Savings	121,355	37	0.12%	118,308	38	0.13%
Certificates of deposit	371,094	1,597	1.71%	379,915	1,896	1.98%
Total deposits	746,475	2,096	1.12%	671,072	2,654	1.57%
Advance payments by borrowers	7,756	1	0.05%	7,991	1	0.05%
Borrowings	126,729	655	2.06%	90,361	533	2.34%
Total interest-bearing liabilities	880,960	2,752	1.24%	769,424	3,188	1.64%
Non-interest-bearing liabilities:
Non-interest-bearing demand	191,269	—		109,491	—
Other non-interest-bearing liabilities	9,607	—		3,402	—
Total non-interest-bearing liabilities	200,876	—		112,893	—
Total liabilities	1,081,836	2,752		882,317	3,188
Total equity	160,265			164,385
Total liabilities and total equity	$1,242,101		1.24%	$1,046,702		1.64%
Net interest income		$10,851			$9,765
Net interest rate spread (4)			3.33%			3.44%
Net interest-earning assets (5)	$302,648			$241,438
Net interest margin (6)			3.65%			3.83%
Average interest-earning assets to interest-bearing liabilities			134.35%			131.38%

(1)	Annualized where appropriate.
(2)	Loans include loans and loans held for sale.
(3)	Includes FHLBNY demand account and FHLBNY stock dividends.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

PDL Community Bancorp and Subsidiaries

Average Balance Sheets

	For the Nine Months Ended September 30,
	2020			2019
	Average			Average
	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (1)	Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,036,706	$38,319	4.94%	$940,971	$36,818	5.23%
Available-for-sale securities	16,227	361	2.97%	22,772	244	1.43%
Other (3)	55,746	346	0.83%	37,551	687	2.45%
Total interest-earning assets	1,108,679	39,026	4.70%	1,001,294	37,749	5.04%
Non-interest-earning assets	53,945			35,142
Total assets	$1,162,624			$1,036,436
Interest-bearing liabilities:
NOW/IOLA	$29,469	$117	0.53%	$27,298	$86	0.42%
Money market	193,951	1,497	1.03%	124,263	2,004	2.16%
Savings	117,424	109	0.12%	120,748	118	0.13%
Certificates of deposit	375,303	5,154	1.83%	408,241	5,756	1.89%
Total deposits	716,147	6,877	1.28%	680,550	7,964	1.56%
Advance payments by borrowers	8,226	3	0.05%	8,423	3	0.05%
Borrowings	118,701	1,850	2.08%	64,947	1,211	2.49%
Total interest-bearing liabilities	843,074	8,730	1.38%	753,920	9,178	1.63%
Non-interest-bearing liabilities:
Non-interest-bearing demand	155,158	—		110,730	—
Other non-interest-bearing liabilities	5,927	—		4,087	—
Total non-interest-bearing liabilities	161,085	—		114,817	—
Total liabilities	1,004,159	8,730		868,737	9,178
Total equity	158,465			167,699
Total liabilities and total equity	$1,162,624		1.38%	$1,036,436		1.63%
Net interest income		$30,296			$28,571
Net interest rate spread (4)			3.32%			3.41%
Net interest-earning assets (5)	$265,605			$247,374
Net interest margin (6)			3.65%			3.81%
Average interest-earning assets to
interest-bearing liabilities			131.50%			132.81%

(1)	Annualized where appropriate.
(2)	Loans include loans and loans held for sale.
(3)	Includes FHLBNY demand account and FHLBNY stock dividends.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)	Net interest margin represents net interest income divided by average total interest-earning assets.